Exhibit 10.18
EXPORT SERVICE AGREEMENT

between

PURE CYCLE CORPORATION

and

RANGEVIEW METROPOLITAN DISTRICT,

ACTING BY AND THROUGH ITS WATER ACTIVITY ENTERPRISE

TABLE OF CONTENTS
Page

ARTICLE I Definitions		2
1.1	Lowry Range	2
1.2	New Service Agreement	2
1.3	Operating Expenses	3
1.4	Rules and Regulations	3
1.5	Schedule of Service	3
1.6	Wastewater User	3
1.7	Wastewater System	3
1.8	Water User	3
1.9	Water System	3
ARTICLE II Contract Service Provider		3
2.1	Exclusivity	3
2.2	Service Provider	3
2.3	Additional Consideration	4
ARTICLE III Representations and Covenants		4
3.1	Lease	4
3.2	New Service Agreements	4
3.3	Conflicts of Interest	4
3.4	Rangeview Administrative Functions	4
ARTICLE IV Agreements and Service		5
4.1	Customers	5
4.2	Construction	5
4.3	Water Quality	6
4.4	Wastewater System	6
4.5	Rules and Regulations of Rangeview	6
ARTICLE V Coordination of Lease Assets		7
ARTICLE VI Ownership, Operation, and Maintenance of Facilities		7
ARTICLE VII Obligations of Service Provider		7
7.1	Water System and Wastewater System	7
7.2	Control	7
7.3	Phased Development	7
7.4	Administration	7
7.5	Records	7
7.6	Services	8
7.7	Compliance with Laws	8
7.8	Personnel	8
7.9	Permits and Licenses	8
7.1	Taxes	9
7.11	Financing	9

-i-

7.12	Reporting	9
7.13	Accounting	9
7.14	Schedule of Service	9
ARTICLE VIII Billing and Rates		10
8.1	Rates	10
8.2	Billing	10
8.3	Renegotiation	10
8.4	Reserves	11
8.5	Reports and Audits	12
ARTICLE IX Management of Water		13
ARTICLE X Rights-of-Way		13
10.1	Rights-of-Way	13
10.2	Fees for Rights-of-Way	13
10.3	Condemnation of Land	14
ARTICLE XI Indemnification		14
ARTICLE XII Insurance and Bonds		14
12.1	Insurance	14
12.2	Bonds	14
12.3	Bond of Contractors	14
ARTICLE XIII Term, Default and Termination		15
13.1	Term	15
13.2	Default and Remedies	15
13.3	Service Provider Right of Termination	16
13.4	Termination of New Service Agreement	16
13.5	Compliance with Regulations	16
13.6	Multi-Fiscal Year Obligation	16
ARTICLE XIV General Provisions		16
14.1	Assignment	16
14.2	Third Party Beneficiaries	17
14.3	Notice	17
14.4	Construction	17
14.5	Entire Agreement	17
14.6	Authority	17
14.7	Copies	18
14.8	Counterparts	18
14.9	Amendment	18
14.1	Compliance with Law	18
14.11	Binding Effect	18
14.12	Severability	18

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14.13	Duty of Good Faith and Fair Dealing; Regular Consultation	18
14.14	Further Assurance	18
14.15	Governing Law	18
14.16	Arbitration	18
14.17	Litigation and Attorneys’ Fees	19
14.18	No Waiver of Governmental Immunity	19
14.19	Force Majeure	19

Exhibit A
Schedule of Services

-iii-

EXPORT SERVICE AGREEMENT

THIS EXPORT SERVICE AGREEMENT (the “Agreement”) is entered into as of the 16 day of June 2017, by and between PURE CYCLE CORPORATION, a Colorado corporation (“Service Provider”), and RANGEVIEW METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its water activity enterprise (“Rangeview”).

RECITALS

A. Rangeview is a special district organized pursuant to Title 32 of the Colorado Revised Statutes with the power, among others, to supply water for domestic and other public and private purposes and to provide complete sanitary sewage collection, transmission, treatment and disposal services. Rangeview’s water activity enterprise was established by resolution of the district adopted at a public meeting of its board of directors on September 11, 1995, and effective as of the date of its adoption.

B. Service Provider is a corporation involved in the acquisition and development of water and wastewater facilities and systems.

C. Rangeview, Service Provider, and the State of Colorado, acting through the State Board of Land Commissioners (the “Land Board”), are parties to Lease Number S-37280, most recently amended and restated on July 10, 2014 (the “Lease”), pursuant to which Rangeview and Service Provider have certain water rights as defined in the Lease.

D. Service Provider and Rangeview are parties to a Service Agreement dated April 11, 1996, most recently amended and restated on July 10, 2014 (the “Lowry Service Agreement”), pursuant to which Rangeview granted Service Provider the exclusive right as its agent to provide water services to surface tenants, occupants, developers, landowners and all other water users on the Lowry Range (as defined below), subject to the terms and conditions set forth in the Lease.

E. Service Provider and Rangeview are parties to a Wastewater Service Agreement dated January 22, 1997 (the “Lowry Wastewater Service Agreement”), pursuant to which Rangeview granted Service Provider the exclusive right as its agent to provide wastewater service to persons and entities who own real property on the Lowry Range and in all other property included in Rangeview’s service area with Service Provider’s prior written consent and agreement to provide such properties with wastewater service.

F. Service Provider owns certain water rights, including water rights and water storage rights it purchased pursuant to the Lease, water rights located in Arapahoe County, and water rights pursuant to the WISE Project Financing and Service Agreement between Service Provider and Rangeview dated November 10, 2014 (the “WISE Agreement”) relating to the Water Infrastructure Supply Efficiency Partnership known as “WISE”, and may acquire additional water rights for use as it deems desirable.

G. Rangeview has acquired and anticipates acquiring rights to provide water and/or wastewater service to governmental entities, including cities, towns, and special districts, and property owners, who may or may not have sufficient water supplies, financial capabilities, design, engineering, construction, or operational capabilities to construct Water Systems or Wastewater Systems (each as defined below) and who may require services that Service Provider is capable of providing.

H. Rangeview is desirous of expanding its relationship with Service Provider in exchange for Service Provider’s commitment to provide water and wastewater service, as applicable, to customers pursuant to this Agreement and has determined that it is in the best interest of Rangeview to enter into this Agreement with Service Provider for the following reasons, among others:

(1) Service Provider has a long-term relationship with Rangeview and is the service provider for the Lowry Range;

(2) It is more efficient and economical to have only one service provider with respect to Rangeview’s development of Water and Wastewater Systems to provide water and wastewater service for customers on and off the Lowry Range;

(3) It is desirable to limit the number of parties jointly using and expanding the Water and Wastewater Systems; and

(4) Service Provider has expertise in the development and financing of water and wastewater facilities and systems.

I. The parties desire to enter into this Agreement to provide the terms and conditions under which Service Provider will act as Rangeview’s contract service provider to design, permit, finance, construct, operate and maintain Water Systems to provide water service to Water Users and Wastewater Systems to provide wastewater service to Wastewater Users.

AGREEMENT

In consideration of the foregoing, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
Definitions

As used in this Agreement, the following terms shall have the meanings set forth in this Agreement or as referenced below:

1.1 Lowry Range . “Lowry Range” shall mean the approximately 24,567.21 acres in Arapahoe County, Colorado as more particularly described in the Lease.

1.2 New Service Agreement . “New Service Agreement” shall mean the agreement(s) set forth on the Schedule of Service that provides for the extension of (i) water services to one or more specified Water Users and/or (ii) wastewater services to one or more specified Wastewater Users.

1.3 Operating Expenses . “Operating Expenses” shall mean all actual maintenance and operating costs incurred by Rangeview in discharging Rangeview’s obligations to provide water service to Water Users and wastewater services to Wastewater Users.

1.4 Rules and Regulations . “Rules and Regulations” shall mean the rules and regulations of Rangeview as adopted and amended from time to time.

1.5 Schedule of Service . “Schedule of Service” shall mean Exhibit A attached hereto, as it may be amended from time to time by the parties.

1.6 Wastewater User . “Wastewater User” shall mean any user receiving service from a Wastewater System pursuant to this Agreement.

1.7 Wastewater System . “Wastewater System” shall mean the wastewater transmission, treatment and disposal facilities, including re-use and land application facilities, and all other components of a wastewater system or systems to provide wastewater service to Wastewater Users.

1.8 Water User . “Water User” shall mean any user of potable or non-potable water provided pursuant to this Agreement.

1.9 Water System . “Water System” shall mean wells, intake lines, pumps, treatment facilities, transmission systems, storage facilities and all other components of a water supply system or systems to provide water to Water Users.

ARTICLE II
Contract Service Provider

2.1 Exclusivity . Service Provider shall have the sole and exclusive right to be Rangeview’s water and wastewater service provider. The parties acknowledge that if Rangeview acquires additional water, such water shall be subject to the provisions of this Agreement. Further, if Rangeview acquires additional water or wastewater service rights, such water or wastewater service rights shall be subject to the terms of this Agreement unless determined otherwise after compliance with Section 4.1 and Section 14.16.

2.2 Service Provider . During the term of this Agreement, Rangeview hereby grants to Service Provider the sole and exclusive right as its contract service provider to (a) market, lease, license, sell or otherwise transfer, and withdraw and treat in and through the Water Systems covered by this Agreement any water supplies owned or controlled by Rangeview; (b) collect wastewater from Wastewater Users and to market, lease, license, sell or otherwise transfer, and treat such wastewater in and through the Wastewater Systems covered by this Agreement; (c) design, permit, finance, construct, operate and maintain Water Systems and Wastewater Systems to provide water services to Water Users and wastewater services to Wastewater Users, respectively; and (d) provide other requested water and wastewater provider services as required by Rangeview. To the extent, if any, that the terms of this Agreement are contrary to, or inconsistent with, the terms of the Lease relating to assets covered under the Lease, the provisions of the Lease shall control and govern the conduct of the parties. Rangeview hereby grants to Service Provider the sole and exclusive right and license to market, lease, license, sell or otherwise transfer and to collect, withdraw and treat in and through (i) the Water Systems covered by this Agreement any water supplies owned or controlled by Service Provider and (ii) the Wastewater Systems covered by this Agreement any wastewater owned or controlled by Service Provider.

2.3 Additional Consideration . Any additional consideration paid by Service Provider in exchange for the exclusive rights granted hereunder with respect to a particular New Service Agreement shall be set forth on the Schedule of Service. Rangeview acknowledges that Service Provider has paid Rangeview the amount(s) set forth on the Schedule of Service in exchange for the exclusive rights granted hereunder.

ARTICLE III
Representations and Covenants

3.1 Lease . Rangeview represents and warrants that all terms and conditions of the Lease have been complied with by it. Rangeview shall not enter into any amendments to the Lease that affect Service Provider’s rights and/or obligations under this Agreement without Service Provider’s prior written approval. Rangeview agrees that it will comply with the terms of the Lease, including paying all rents and royalties due under the Lease, and maintain it in effect during the term of this Agreement. It shall not be a breach of this covenant if Rangeview’s failure to maintain the Lease in effect is due to a breach of this Agreement or the Lease by Service Provider.

3.2 New Service Agreements . Rangeview represents and warrants that all terms and conditions of each New Service Agreement set forth on the Schedule of Service have been complied with by it. Rangeview shall not enter into any amendments to a New Service Agreement that affect Service Provider’s rights and/or obligations under this Agreement without Service Provider’s prior written approval. Rangeview agrees that it will comply with the terms of each New Service Agreement and maintain it in effect during the term of this Agreement. It shall not be a breach of this covenant if Rangeview’s failure to maintain a New Service Agreement in effect is due to a breach of this Agreement or a New Service Agreement by Service Provider.

3.3 Conflicts of Interest . The parties hereto acknowledge that certain members of the board of directors of Rangeview are officers, directors or employees of Service Provider and may have conflicts of interest with regard to this transaction. Rangeview represents and warrants that such board members have, pursuant to § 24-18-110, C.R.S., filed all necessary disclosure statements with Rangeview and the Colorado Secretary of State. Service Provider represents and warrants that the members of Service Provider’s board of directors who also serve on the Rangeview board of directors have fully disclosed such interests to the disinterested board members of Service Provider prior to obtaining board approval of this Agreement and those members with potential conflicts have abstained from voting on this Agreement.

3.4 Rangeview Administrative Functions . Rangeview shall be responsible for performing at its sole expense all functions and reporting obligations imposed upon it as a local government entity and political subdivision of the State of Colorado. Such functions include without limitation, compliance with budget, audit, election, open meetings, public records, conflict of interest disclosure and management laws, and Article X, Section 20 of the Colorado Constitution. Rangeview shall further be solely responsible for performing customer relations functions, adopting and amending the Rules and Regulations, including establishing rates, fees and charges imposed by it upon Water and Wastewater Users, and supervising tap sales. Rangeview shall have primary responsibility for the administration and enforcement of the Rules and Regulations, design standards, easements and service and main extension agreements, but shall coordinate with Service Provider in the performance of these functions.

ARTICLE IV
Agreements and Service

4.1 Customers . Rangeview or Service Provider, as the contract service provider, may negotiate and enter into agreements to lease, license, sell or otherwise transfer and withdraw, collect or treat any water or wastewater available to Rangeview to provide water or wastewater service subject to the terms of this Agreement. Rangeview further agrees that Service Provider may, at its option, negotiate and enter into agreements to lease, license, sell or otherwise transfer, withdraw, collect or treat any water or wastewater available to Service Provider to provide water or wastewater service subject to the terms of this Agreement. Each party shall make available to the other copies of any such agreements twenty-one (21) days prior to execution (a draft being acceptable if finals are not available). The receiving party shall review such information for the sole purposes of determining whether (i) such contract is commercially reasonable, (ii) such contract is in compliance with prudent water provider practice in Colorado, and (iii) such contract is in compliance with this Agreement. The receiving party shall be deemed to have consented to the contract unless, within fourteen (14) days of the date of delivery of the contract, it delivers to the other party a notice specifically stating the reasons that it objects to such contract based on the criteria stated in this section 4.1. Disputes, if any, as to matters under this Section will be submitted to arbitration pursuant to Section 14.16, and a hearing shall be held within fourteen (14) days of selection of an arbitrator or arbitrators, as applicable. Any undisputed contract shall become a New Service Agreement and shall be added to the Schedule of Service. Whether a disputed contract becomes a New Service Agreement that is added to the Schedule of Service will be resolved pursuant to Section 14.16.

4.2 Construction . Service Provider shall be responsible for designing, permitting, financing, and managing the construction of each Water System and Wastewater System owned by Rangeview, pursuant to Rangeview’s Rules and Regulations to provide water or wastewater service to meet the demands of Water Users and Wastewater Users, as applicable, and shall do so in a commercially reasonable time and manner consistent with (i) prudent water or wastewater service provider practices in Colorado, (ii) the terms of any applicable New Service Agreement, and (iii) the terms of any other applicable agreement to which Rangeview and Service Provider are parties, and subject to the receipt of all necessary governmental approvals. Upon receiving a written request for water or wastewater service from a Water User or Wastewater User, Rangeview shall give Service Provider written notice of such request. Within thirty (30) days after receipt of all information necessary to establish the service needs of the Water or Wastewater User, Rangeview and Service Provider shall establish a construction schedule identifying the scope of improvements and the timing of construction for such User (“Construction Schedule”). Upon execution of an agreement which secures the commitment of such Water or Wastewater User to purchase taps or receive water and/or wastewater service, as applicable, which agreement shall indicate, if applicable, that Rangeview’s commitment for service is subject to the completion of the improvements identified in the Construction Schedule, Service Provider shall design, permit, finance, and manage the construction of the identified improvements pursuant to Rangeview’s Rules and Regulations and pursuant to the time frame set forth in the Construction Schedule. Once construction is completed, Service Provider will provide Rangeview with copies of the plans for the improvements as built. Service Provider shall cause the Water System and/or Wastewater System to be completed in a workmanlike manner and in compliance with the plans approved by Rangeview, which approval will not be unreasonably withheld or delayed. Service Provider shall make available to Rangeview copies of any and all construction contracts and related documents concerning the Water System or Wastewater System. Twenty-one (21) days prior to the execution of any construction contract related to either System in excess of One Million Dollars ($1,000,000), Service Provider shall provide Rangeview with a copy of such contract (a draft being acceptable if finals are not available) and information regarding how the improvements will be financed and how such financing obligation will be paid. Rangeview shall review such information for the sole purposes of determining whether such contract is commercially reasonable and in compliance with governing laws and consistent with prudent water or wastewater service provider practices in Colorado, as applicable, and whether the project is fiscally viable. Rangeview shall be deemed to have consented to the contract unless, within fourteen (14) days of the date of delivery of the contract, it delivers to Service Provider a notice specifically stating the reasons for its determination that the proposed contract is not commercially reasonable, is not in compliance with governing laws or with prudent water or wastewater service provider practices in Colorado, as applicable, or the project is not fiscally viable. Disputes, if any, as to matters under this Section will be submitted to arbitration pursuant to Section 14.16, and a hearing shall be held within fourteen (14) days of selection of an arbitrator or arbitrators, as applicable.

4.3 Water Quality . Service Provider shall cause the Water System to be designed to comply with applicable requirements of the Colorado Primary Drinking Water Regulations, 5CCR 1002-11 or such other similar or successor laws (the “Primary Drinking Water Regulations”) in effect at the time the Water System is constructed. In addition, Service Provider shall operate and maintain the Water System, and to the extent necessary, modify or upgrade the Water System, such that the water provided through the Water System complies with the Primary Drinking Water Regulations; provided, however, that it shall not be a default of this Section if at any time the water fails to comply with the requirements of the Primary Drinking Water Regulations, Service Provider cures such noncompliance within thirty (30) days of learning of such noncompliance, or if more than thirty (30) days is reasonably required to cure such noncompliance, Service Provider commences to correct the problem within thirty (30) days and thereafter prosecutes the same to completion with reasonable diligence.

4.4 Wastewater System.   Service Provider shall cause the Wastewater System to be designed, and shall operate and maintain the Wastewater System, in compliance with applicable regulatory requirements. It shall not be a default of this Section if the Service Provider cures such noncompliance within thirty (30) days of learning of such noncompliance, or if more than thirty (30) days is reasonably required to cure such noncompliance, Service Provider commences to correct the problem within thirty (30) days and thereafter prosecutes the same to completion with reasonable diligence.

4.5 Rules and Regulations of Rangeview . All construction, operation, and maintenance of the Water System and Wastewater System shall be performed in accordance with the Rules and Regulations.

ARTICLE V
Coordination of Lease Assets

Rangeview and Service Provider hold certain rights to water, storage, and infrastructure capacities pursuant to the terms and conditions of the Lease, and the parties shall coordinate the use of any Lease assets subject to the party’s respective rights to such assets and subject to the provisions of the Lease

ARTICLE VI
Ownership, Operation, and Maintenance of Facilities

Rangeview shall own the Water System and Wastewater System, except as otherwise specified in a New Service Agreement. Service Provider shall operate, maintain, repair, replace and administer the Water System and the Wastewater System in a commercially reasonable manner consistent with prudent water or wastewater service provider practices in Colorado, as applicable, and in accordance with this Agreement and any applicable New Service Agreement.

ARTICLE VII
Obligations of Service Provider

7.1 Water System and Wastewater System . At its cost, Service Provider shall provide a Water System for Water Users and a Wastewater System for Wastewater Users in a commercially reasonable manner consistent with prudent water or wastewater service provider practices in Colorado, as applicable, in order to meet the demands of Water Users and Wastewater Users. In addition, Service Provider shall install meters, in accordance with the Rules and Regulations, capable of measuring the quantity of water delivered to Water Users.

7.2 Control . Service Provider shall have the responsibility for and control over the details and means for providing the services hereunder subject to the requirement that the services be provided in a commercially reasonable time and manner consistent with prudent water or wastewater service provider practices in Colorado, as applicable, and in accordance with this Agreement and the Rules and Regulations.

7.3 Phased Development . Service Provider may phase the installation of the Water System and Wastewater System in accordance with the needs of Water Users and Wastewater Users. Service Provider shall have no obligation whatsoever to install or create access to a Water System or Wastewater System in advance of the need for such facilities, such need to be based upon commercially reasonable standards for similar development projects and the existence of agreements with Water Users or Wastewater Users, as applicable, providing for payment for such services.

7.4 Administration . Service Provider shall operate, maintain and administer the Water System and Wastewater System, including, but not limited to issuing taps on behalf of Rangeview and billing all charges for water and wastewater services in accordance with Article VIII and any applicable New Service Agreements.

7.5 Records . Service Provider shall keep and maintain accurate files of all contracts concerning the Water System and Wastewater System and all other records necessary to the orderly administration and operation of the Water System and Wastewater System which are required to be kept by local, state or federal statutes, ordinances or regulations. Service Provider shall provide to Rangeview a copy of each executed contract concerning the Water System or Wastewater System within five business days.

7.6 Services . Service Provider shall employ or contract with such qualified engineers, operators, and administrative and other personnel as it deems appropriate, to perform the duties of operating the Water System and Wastewater System, including the following:

(a) cooperating with Rangeview and other state, county, local and federal authorities in providing such tests, performing such activities, and maintaining such records as are necessary to maintain compliance with appropriate governmental standards;

(b) supervising the connection of lines to private development and recording such connections for billing proposes in accordance with Section 8.2;

(c) coordinating construction with various utility companies to ensure minimum interference with the Water System and Wastewater System;

(d) performing all maintenance and repairs, or otherwise providing for the services of contractors, necessary to maintain and continue the efficient operation of the Water System and Wastewater System; and

(e) providing for emergency preparedness to provide response to emergencies, including, but not limited to line breaks, freeze-ups, obstructions, backups, mechanical problems, violations of water or effluent treatment standards, and the interruption of services from other causes.

To the extent Service Provider engages contractors, it shall require such contractors to maintain bonds (or other acceptable sureties or guaranties) and insurance, including workers’ compensation insurance, in compliance with applicable laws and the Rules and Regulations. Such bonds and insurance shall name Rangeview, and any third party reasonably requested by Rangeview, as additional insured.

7.7 Compliance with Laws . Service Provider shall comply with the Rules and Regulations and all applicable government statutes, regulations, ordinances, permits and orders, and, if applicable, Colo. Rev. Stat. §24-91-103, 103.5 and 103.6, in its performance under this Agreement.

7.8 Personnel . Service Provider shall engage Certified Water Professionals holding appropriate levels of certification to act as Certified Operator(s) in Responsible Charge for the Water System and the Wastewater System in accordance with and as those terms are defined in Regulation No. 100 of the Colorado Department of Public Health and Environment or any successor requirements of the State of Colorado.

7.9 Permits and Licenses . Service Provider shall, at its own expense, apply for and obtain all necessary building, occupancy, well and other permits, licenses and authorizations which may be required by any governmental entity that has jurisdiction over the operations to be performed by Service Provider pursuant to this Agreement. Rangeview shall cooperate with and provide such reasonable assistance to Service Provider, as Service Provider may request in obtaining such authorizations. All well permits shall be in the name of the owner of the water rights for whom the well permits are filed, and Service Provider shall demonstrate it has the lawful authority to use the water rights.

7.10 Taxes . Service Provider shall be solely responsible for and shall pay all taxes, fees, charges and assessments, if any, in connection with work or the materials on facilities it will own which are to be utilized in accomplishing the activities of Service Provider pursuant to this Agreement.

7.11 Financing . Service Provider shall be responsible for financing its obligations hereunder with the funds it receives pursuant to this Agreement or from such other sources as it deems desirable subject to Section 4.2 hereof and the terms of any applicable New Service Agreement.

7.12 Reporting . In addition to the reports required pursuant to Section 8.5, Service Provider agrees to provide Rangeview with annual budgets and business plans with respect to the Water System and Wastewater System and such other information as Rangeview may reasonably request in order to assure itself that the demands of Water Users and Wastewater Users are being adequately provided for and to assist Rangeview in its long-term planning efforts. Service Provider shall also supply Rangeview with such information as Rangeview may reasonably require to comply with its obligations to state, county, local and federal authorities, including, for example, the results of tests on the quality of the water and information concerning compliance with health and safety regulations.

7.13 Accounting . Service Provider shall prepare and maintain records reflecting or recording costs of service, both for capital development and for operations and administration expenses, for the Water System and the Wastewater System, in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for state and local governments as prescribed by the Governmental Accounting Standards Board, as now or hereafter constituted, or if GAAP is no longer available or appropriate, in accordance with other generally accepted water and wastewater utility cost accounting standards designated by the parties. Such records shall be available during normal business hours for inspection and copying by Rangeview. Service Provider shall ensure that any contract or other arrangement it makes with a third person to perform capital development or operations and administration functions assumed by Service Provider hereunder expressly imposes this same requirement upon such person for the benefit of Rangeview. Disputes, if any, as to the appropriate cost accounting standards to be followed will be submitted to arbitration pursuant to Section 14.16.

7.14 Schedule of Service . To the extent Rangeview has obligations under a New Service Agreement related to the services to be performed by Service Provider under this Agreement, Service Provider agrees to provide the services hereunder in conformance with the applicable terms of the New Service Agreement, and Service Provider shall not take any action or omit to take any action that would cause Rangeview to be in breach of any New Service Agreement.

ARTICLE VIII
Billing and Rates

8.1 Rates . Unless otherwise established in a New Service Agreement, Rangeview shall establish tap fees, usage charges, service charges, and other rates, fees and charges to be imposed upon Water Users and Wastewater Users in accordance with the Rules and Regulations.

8.2 Billing

(a) Unless otherwise provided in a New Service Agreement, (i) Service Provider shall read the meters and bill the Water Users for water services provided hereunder, including all tap fees, usage charges, and service charges, and (ii) Service Provider shall bill the Wastewater Users for wastewater services hereunder, including all system development fees and service charges; in each case on behalf of Rangeview and in accordance with the Rules and Regulations. The bills shall provide that payment shall be made by Water Users and Wastewater Users to Rangeview at an address designated by Rangeview.

(b) Rangeview shall be responsible for collection efforts on delinquent accounts and will establish and maintain policies and procedures encouraging prompt and vigorous collection of delinquent accounts.

(c)   After deducting the amount required to be paid or accrued to pay the royalties required for water governed under the Lease, Rangeview shall pay Service Provider on or before the 15th day of each month one hundred percent (100%) of tap fees and ninety-eight percent (98%) of all remaining amounts collected by Rangeview from Water Users in the previous month. To the extent necessary to enable Rangeview to determine royalties due under the Lease, Service Provider shall provide Rangeview with a written report to enable Rangeview to distinguish which payments are for water governed under the Lease and of such bills, which are to Title 32 water districts or similar municipal entities supplying water for public use (“Public Entities”).

(d) Rangeview shall pay Service Provider on or before the 15th day of each month 100% of wastewater system development fees and ninety percent (90%) of all remaining amounts collected by Rangeview from Wastewater Users in the previous month.

(e) Each payment by Rangeview for system development fees pursuant to Sections 8.2(c) and (d) above shall be accompanied by a written report from Rangeview stating the service address or other description of the licensed premises for which the water and/or wastewater system development fees were paid, the number of equivalent taps licensed for each premise, and the amount of the system development fees collected for each licensed premise.

8.3 Renegotiation . The parties acknowledge that the administrative and operating costs of Rangeview and Service Provider with respect to the water and wastewater service to be provided to Water Users and Wastewater Users are unknown. Therefore, notwithstanding the provisions of Section 8.2, if the percentage of water and wastewater fees and charges allocable to each party pursuant to Section 8.2 are insufficient to cover the respective parties’ costs relating to the provision of water service or wastewater service, as applicable, pursuant to this Agreement, including, in each case, without limitation, the proportionate share of each party’s reasonable general, legal, administrative, engineering, regulatory compliance, and long-term planning costs attributable to provision of water service or wastewater service, as applicable, Service Provider and Rangeview shall negotiate in good faith, within ninety (90) days after the insufficiency is reasonably claimed by either party, an amendment to Section 8.2 which provides each party with sufficient revenues from this Agreement to cover its costs related to the provision of water or wastewater service, as applicable, or amend the rate structure so that additional rate revenues are generated. During any period of renegotiation, each party shall continue to perform its obligations under this Agreement. Disputes as to an appropriate amendment to provide either party with sufficient rate revenues under Section 8.2 or to amend the rate structure in the Rules and Regulations will be settled by arbitration pursuant to Section 14.16 of this Agreement.

8.4 Reserves.

(a) Rangeview shall utilize the revenues retained by it pursuant to Section 8.2(c) and (d) and, any other revenues retained by it, (i) to pay proper and necessary expenses related to the functions of Rangeview, (ii) to establish a fund for Rangeview’s budget for the following calendar year, (iii) to establish an operating reserve fund in an amount consistent with prudent water service provider practices in Colorado and conforming with applicable statutory requirements, and (iv) to establish any operating reserve required by any New Service Agreement. The operating reserve funds shall be continuously maintained and may be utilized by Rangeview solely for paying lawful obligations relating to the provision of water and wastewater service to Water Users and Wastewater Users. The obligations of Rangeview with respect to the budget and operating reserve fund required by subsection (ii) and (iii) above are not cumulative with any budget and operating reserve fund requirements included in other agreements between the parties with respect to water and/or wastewater services, including, but not limited to the Lowry Service Agreement and the Lowry Wastewater Service Agreement. Thus, Rangeview need not establish duplicate budget funds and need only establish one operating reserve fund for the highest percentage of Operating Expenses required by any agreement between the parties. The obligations of Rangeview pursuant to subsection (iv) are exclusive to and allocated pursuant to the revenues derived from this Agreement and shall not affect and shall not be reduced or limited by reserves or funds accumulated by Rangeview under subsections (ii) or (iii) or derived from or required by other agreements entered into by Rangeview for purposes that are outside of the terms of this Agreement.

(b) Service Provider agrees that if and to the extent at any time monies are not available to Rangeview to fund the operating reserve which Rangeview is required to maintain pursuant to a New Service Agreement or if monies in such operating reserve are withdrawn (for a purpose permitted by a New Service Agreement) such that the amount of the operating reserve drops below the amount which Rangeview is required to maintain pursuant to a New Service Agreement and such operating reserve cannot reasonably be expected to be reestablished from anticipated income to Rangeview within one year, then within thirty (30) days of receipt of notice from Rangeview of such fact, Service Provider shall deliver funds to Rangeview sufficient to replenish the operating reserve fund to the level required pursuant to the New Service Agreement. Notwithstanding the fact that the operating reserve can reasonably be expected to be reestablished within one year, if this Service Agreement terminates during such one-year period, Service Provider agrees to deliver funds to Rangeview sufficient to replenish the operating reserve fund to the level required pursuant to a New Service Agreement at the time this Agreement terminates. If Service Provider has given notice to Rangeview pursuant to Section 13.4 of Service Provider’s election to terminate this Agreement, any use by Rangeview of the reserve fund in a manner which would cause Service Provider to be required to replenish the fund pursuant to the foregoing sentence because the termination date of this Agreement will occur sooner than the date on which the reserves are reasonably expected to be reestablished shall require the prior written consent of Service Provider, which consent shall not be withheld to the extent it is necessary to make such expenditure at that time.

(c) Any dispute as to the necessity of an expenditure or whether the operating reserve fund can reasonably be expected to be reestablished from anticipated income within one year shall be submitted to arbitration pursuant to Section 14.16 of this Agreement.

(d) Service Provider shall, in consideration of reasonable industry practice, accumulate or make provisions for an adequate capital reserves for repair and replacement of the Water System and Wastewater System. Service Provider shall establish a methodology for calculating the appropriate capital reserve amount. Upon termination of this Agreement, all amounts accumulated for capital reserves shall be transferred to and become the property of Rangeview.

8.5 Reports and Audits.

(a) Within twenty-five (25) days after the end of each calendar year, or within such other time period as may be set forth in the New Service Agreements, during the term of this Agreement, Service Provider shall deliver a report to Rangeview which specifies the quantity of water per New Service Agreement (including any recharged or stored water) delivered by Service Provider and the amount of such water removed from any aquifer and such other information as may be necessary in order to enable Rangeview to comply with its reporting obligations.

(b) Service Provider shall prepare and keep full, complete, and proper books, records and accounts of all water (including any recharged or stored water) sales or dispositions and shall document such transactions as may be required by law. Said books, records, and accounts of Service Provider shall be open at all reasonable times, upon three (3) days prior written notice, to the inspection of Rangeview and its representatives, and upon ten (10) days prior written notice, Service Provider shall cooperate and produce such documents as may be required by a lawful request presented to Rangeview pursuant to the Colorado Open Records Act. Rangeview may, upon no less than fourteen (14) days’ prior written notice to Service Provider, cause a partial or complete audit to be made at Rangeview’s expense by an auditor selected by Rangeview of the entire records and operations of Service Provider for a five (5) year period preceding the date of the audit relating to water use pursuant to this Agreement. Within fourteen (14) days following receipt of such a notice, Service Provider shall make available to the auditor the books and records the auditor reasonably deems necessary or desirable for the purpose of making the audit. If the results of the audit reveal a deficiency in the amounts paid by Rangeview to a third party as a result of inaccurate reports provided by Service Provider to Rangeview, then Service Provider shall refund the revenues it received from Rangeview under Section 8.2 which should have been paid by Rangeview to such third party, together with interest thereon at the rate of two percent (2%) per month from the date or dates such amounts should have been paid to the third party. If such inaccuracies resulted in a deficiency to the third party in excess of two percent (2%) of the amounts previously computed by Rangeview for the period covered by the audit, then Service Provider shall also pay the actual cost of the audit.

(c) Rangeview shall prepare and keep full, complete, and proper books, records and accounts of all collections with respect to water (including any recharged or stored water) sales or dispositions and shall document such transactions as may be required by law. Said books, records, and accounts of Rangeview shall be open at all reasonable times to the inspection of Service Provider and its representatives who may also, at Service Provider’s expense, audit, copy or extract all or a portion of said books, records, and accounts for a period of five (5) years after the date such books, records and accounts are made. Service Provider may, upon fourteen (14) days’ prior written notice to Rangeview, cause a partial or complete audit to be made at Service Provider’s expense, by an auditor selected by Service Provider, of the entire records and operations of Rangeview relating to water revenue collections pursuant to this Agreement. Within fourteen (14) days following receipt of such a notice, Rangeview shall make available to the auditor the books and records the auditor deems necessary or desirable for the purpose of making the audit. Any deficiency in the payment of amounts due Service Provider pursuant to Section 8.2 determined by such audit shall be immediately due and payable by Rangeview together with interest thereon at the rate of two percent (2%) per month from the date or dates such amounts should have been paid. If such deficiency is in excess of two percent (2%) of the amounts previously computed by Rangeview for the period covered by the audit, then Rangeview shall also pay the actual cost of the audit, at the time the deficiency is paid.

ARTICLE IX
Management of Water

All use of water by Service Provider hereunder, including any re-use or successive use, shall be done in a commercially reasonable manner consistent with prudent water service provider practices in Colorado in accordance with the decrees adjudicating such water and in accordance with applicable New Service Agreements.

ARTICLE X
Rights-of-Way

10.1 Rights-of-Way . Rangeview shall use its best efforts to obtain licenses within public rights-of-way and easements reasonably necessary to perform the services contemplated by this Agreement. To the extent rights-of-way on or under the Lowry Range are reasonably necessary to enable Service Provider to perform the services contemplated by this Agreement, Service Provider shall notify Rangeview, and Rangeview shall file a request for the right-of-way with the Land Board in accordance with the Lease. Upon grant of a right-of-way by the Land Board, Rangeview shall promptly notify Service Provider and, to the extent necessary to enable Service Provider to perform its services hereunder, Rangeview shall grant a license to Service Provider to use the rights-of-way granted by the Land Board.

10.2 Fees for Rights-of-Way . Service Provider shall pay the costs (including, if applicable, legal and engineering fees) associated with obtaining licenses within public rights-of-way or easements necessary for the Water System.

10.3 Condemnation of Land . Upon Service Provider’s request, Rangeview agrees to consider and use best efforts to utilize its governmental powers of condemnation if such condemnation is reasonably necessary to enable Service Provider to perform the services contemplated by this Agreement. Rangeview agrees to grant Service Provider a right-of-way, easement or license in such condemned property in such form as is reasonable and appropriate for the services to be conducted or facilities to be constructed on the property. Service Provider shall be responsible for the costs associated with Rangeview’s condemnation of such land. Nothing in this section 10.3 shall be construed as a delegation of Rangeview’s governmental powers to Service Provider, and Rangeview shall retain sole judicial and legislative discretion in regard to such matters.

ARTICLE XI
Indemnification

As between Service Provider and Rangeview, each party shall indemnify and hold harmless the other, to the extent permitted by law, against and from all liabilities, claims and demands, settlement or litigation expenses, and related attorneys’ fees (i) for personal injury or property damage arising out of, or caused by, any act or omission of such party, its contractors, agents or employees or (ii) relating to liens or claims of right to enforce liens arising from actions of such party, its contractors and agents. The party whose actions caused such liens to arise shall promptly cause any such lien to be removed notwithstanding the fact that such party may believe that there is a valid defense to any such claim. Such party shall retain the right to pursue any claims against the person filing the lien after any such lien is removed.

ARTICLE XII
Insurance and Bonds

12.1 Insurance . Service Provider shall at all times carry insurance in amounts and with carriers acceptable to Rangeview for workers’ compensation coverage fully covering all persons engaged in the performance of this Agreement in accordance with Colorado law, and for public liability insurance covering death and bodily injury with limits of not less than $1,500,000 for one person and $5,000,000 for any one accident or disaster, and property damage coverage with limits of not less than $500,000, which insurance shall name Rangeview and any other party reasonably requested by Rangeview as additional insureds.

12.2 Bonds . No operations are to be commenced until Service Provider has arranged for good and sufficient bonds, or other acceptable sureties or guaranties, consistent with any applicable governmental requirements, including the Rules and Regulations, and listing Rangeview and any other required parties as a coinsured, in an amount prescribed by the applicable governmental requirements to secure the payment for damages, losses or expenses caused by Service Provider as a result of its operations.

12.3 Bond of Contractors . Bonds provided by contractors for construction activities to Service Provider shall list Rangeview and any other required parties as coinsureds. As long as such bonds otherwise comply with Section 12.2 above and list Rangeview and all other required parties as coinsureds, the contractors shall not be required to obtain any other bonds for Rangeview.

ARTICLE XIII
Term, Default and Termination

13.1 Term . This Agreement shall commence on the date first entered above and, unless sooner terminated pursuant to this Article, shall expire on the day that the last New Service Agreement set forth on the Schedule of Service expires.

13.2 Default and Remedies.

(a) The following events shall constitute events of default under this Agreement:

(i) The institution by or against a party of proceedings under any bankruptcy law or insolvency act or for dissolution, or the appointment of a receiver or trustee for all or substantially all of the property of a party, which proceeding is not dismissed or receivership or trusteeship is not vacated within sixty (60) days after such institution or appointment; provided, however, that if a party seeks to dissolve pursuant to C.R.S. § 32-1-701, et  seq., as amended, and (i) it notifies the other party in writing concurrently with filing the application for dissolution, and (ii) the plan for dissolution shall include provisions for continuation of this Agreement with a responsible party acceptable to the other party being substituted as a party to this Agreement, and such substituted party assumes all obligations and rights of the dissolving party hereunder, then such dissolution shall not be a default;

(ii) The taking of the Lease or any part thereof upon execution or other process of law directed against Rangeview or the subjection of the Lease or any part thereof to attachment at the instance of any creditor or claimant against Rangeview, which attachment is not discharged or disposed of within sixty (60) days after the levy thereof;

(iii) The material default in the performance of any material term, covenant or condition in this Agreement which default shall continue and not be cured for a period of thirty (30) days after written notice specifically setting forth the nature of the default has been given by the non-defaulting party to the defaulting party, or if more than thirty (30) days is reasonably required to cure such matter complained of, if the defaulting party shall fail to commence to correct the same within said thirty (30) day period and shall thereafter fail to prosecute the same to completion with reasonable diligence.

(b) If an event of default shall occur, then the non-defaulting party may, at its option, without any prejudice to any other remedies it may have, proceed to protect and enforce its rights against the defaulting or breaching party by mandamus or such other suit, action or special proceedings in equity or at law, in any court of competent jurisdiction, including an action for damages or specific performance, or by self-help. In the event of any litigation or other proceeding to enforce any of the terms, covenants or conditions hereof, the prevailing party in such litigation or other proceeding shall obtain, as part of its judgment or award, its reasonable attorneys’ fees and costs.

(c) If either party shall act or fail to act in a manner which would constitute an event of default under any New Service Agreement (as that term may be defined or described in any New Service Agreement) or if Rangeview is in default pursuant to Section 13.2(a)(ii), immediately, with the passage of time, with notice, or any of the foregoing, the non-defaulting party may, at its option, without prejudice to any other remedies it may have, cure such event of default and seek reimbursement from the defaulting party for any costs and damages associated therewith or offset such costs and damages from any amounts owed to the defaulting party under this Agreement or otherwise without waiting for the thirty-day period provided for in Section 13.2(a)(iii) or the sixty-day period provided for in Section 13.2(a)(ii) to run.

(d) If an event of default shall occur and after the non-defaulting party proceeds in accordance with Section 13.2(b) or (c), the non-defaulting party shall be permitted to terminate this Agreement upon sixty (60) days advance written notice to the defaulting party only if: (i) monetary damages are not paid by the defaulting party when due or (ii) the defaulting party refuses to perform its obligations hereunder.

13.3 Service Provider Right of Termination . Service Provider may terminate this Agreement at any time without cause upon giving one year’s prior written notice to Rangeview. During the one-year period, Service Provider shall continue to discharge all of its obligations under this Agreement and shall be entitled to the benefits of this Agreement, unless Rangeview, at its option, requires Service Provider to discontinue providing services hereunder prior to the expiration of the one-year notice period.

13.4 Termination of New Service Agreement . If Rangeview’s rights under a New Service Agreement expire or are terminated, the New Service Agreement shall be deleted from the Schedule of Service and shall no longer be part of the rights and obligations under this Agreement. This Agreement shall remain in full force and effect as to all New Service Agreements remaining on the Schedule of Service.

13.5 Compliance with Regulations . The parties understand and agree that compliance with all applicable federal and state regulations must take place at all times. In the event of any termination of this Agreement, with or without cause, the parties shall cooperate to ensure that there is no gap or break in the compliance with all applicable regulations in the provision of service to Water Users and Wastewater Users during the transition of service, including the payment of all applicable rates, fees and charges by Water Users and Wastewater Users and as required by Section 8.2.

13.6 Multi-Fiscal Year Obligation . Nothing in this Agreement shall be interpreted or construed as constituting a multiple fiscal year obligation of Rangeview as defined in Article X, Section 20 of the Colorado Constitution.

ARTICLE XIV
General Provisions

14.1 Assignment . Servicer Provider may assign its interest in this Agreement, but only upon terms expressly approved in writing by Rangeview, which approval may not be unreasonably withheld. Rangeview shall not be deemed to be unreasonable in withholding consent if it is unable to obtain any consent required under a New Service Agreement. Any attempted assignment in contravention of this Section shall be null and void. Notwithstanding the foregoing, Servicer Provider may contract with third parties to perform portions of its obligations under this Agreement and such action on Servicer Provider’s part shall not be deemed an assignment of its interest in this Agreement.

14.2 Third Party Beneficiaries . It is not the intent of the parties, nor shall it be the effect of this Agreement, to vest rights of any nature or form in individuals or entities not executing this Agreement as a party.

14.3 Notice . All notices required by this Agreement shall be in writing and shall be delivered to the person to whom the notice is directed, in person, by courier service or by United States mail as a certified item, return receipt requested, addressed to the address stated below. Notices delivered in person or by courier service shall be deemed given when delivered to the person to whom the notice is directed. Notices delivered by mail shall be deemed given on the date of delivery as indicated on the return receipt. The parties may change the stated address by giving ten (10) days’ written notice of such change pursuant to this Section.

If to Rangeview:

Rangeview Metropolitan District
141 Union Boulevard, Suite 150
Lakewood, CO 80228
Attention: Manager

If to Service Provider:

Pure Cycle Corporation
34501 E. Quincy Ave., Box 10, Bldg. 34
Watkins, Colorado 80137
Attention: President

14.4 Construction . Where required for proper interpretation, words in the singular shall include the plural, and the masculine gender shall include the neuter and the feminine, and vice versa, as is appropriate. The article and section headings are for convenience and are not a substantive portion of the Agreement. The Agreement shall be construed as if it were equally drafted in all aspects by all parties.

14.5 Entire Agreement . This Agreement, including the items referenced herein or to be attached in accordance with the provisions of this Agreement, constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings of the parties as to the subject matter of this Agreement. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties or shall change or restrict the provisions of this Agreement.

14.6 Authority . Each of the parties represents and warrants that it has all requisite power, corporate and otherwise, to execute, deliver and perform its obligations pursuant to this Agreement, that the execution, delivery and performance of this Agreement and the documents to be executed and delivered pursuant to this Agreement have been duly authorized by it, and that upon execution and delivery, this Agreement and all documents to be executed and delivered pursuant to this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms.

14.7 Copies . Numerous copies of this Agreement have been executed by the parties. Each such executed copy shall have the full force and effect of an original, executed Agreement.

14.8 Counterparts . This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

14.9 Amendment . This Agreement shall not be amended except by a writing executed by both parties.

14.10 Compliance with Law . Rangeview and Service Provider covenant and agree that during the continuance of this Agreement, they shall comply fully with all provisions, terms, and conditions of all laws whether state or federal, and orders issued thereunder, which may be in effect during the continuance hereof.

14.11 Binding Effect . The benefits and terms and obligations of this Agreement shall extend to and be binding upon the successors or permitted assigns of the respective parties hereto.

14.12 Severability . If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then, and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby. It is also agreed that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

14.13 Duty of Good Faith and Fair Dealing; Regular Consultation . The parties acknowledge and agree that each party has a duty of good faith and fair dealing in its performance of this Agreement. Service Provider will advise Rangeview of its activities no less than annually during the term of this Agreement and will respond to reasonable requests of Rangeview for additional information on Service Provider’s activities.

14.14 Further Assurance . Each of the parties hereto, at any time and from time to time, will execute and deliver such further instruments and take such further action as may reasonably be requested by the other party hereto, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement and/or any other agreements or documents related thereto.

14.15 Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and applicable federal law.

14.16 Arbitration . Any controversy or claim arising out of or relating to the computation of amounts due pursuant to Section 8.2 under this Agreement and all other controversies or claims which the parties have expressly agreed herein shall be submitted to arbitration, shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association, including discovery, experts, evidence and hearings. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Arbitration shall be instituted on written demand of any party setting forth the issues to be arbitrated. The party responding to the arbitration demand shall respond to the demand within ten (10) days, after which the parties shall proceed to select an arbitrator within ten (10) days; provided however, that if the parties are unable to agree on a single arbitrator within such ten (10) days, the arbitration shall be by majority decision of a panel of three arbitrators, at least two of whom shall have experience and expertise in water rights or water utility matters, who may, but need not, be affiliated with the American Arbitration Association. Within ten (10) days, each party shall appoint one arbitrator, who together shall appoint the third. If a party fails to appoint an arbitrator within ten (10) days, an arbitrator shall be appointed for such party by the American Arbitration Association upon the request of another party. Arbitration shall be concluded and an award entered within sixty (60) days of the completion of selection of the arbitration panel, unless a shorter period is set forth elsewhere in this Agreement.

14.17 Litigation and Attorneys’ Fees . Except as provided in Section 14.16 above, in the event of claims, disputes or other disagreements between the parties which the parties are not able to resolve amicably, either party may bring suit in a court of competent jurisdiction seeking resolution of the matter. The prevailing party in any arbitration or suit shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

14.18 No Waiver of Governmental Immunity . Nothing in this Agreement shall be interpreted or construed as constituting a waiver of the immunity granted to Rangeview pursuant to the Colorado Governmental Immunity Act, C.R.S. § 24-10-101, et seq., as amended.

14.19 Force Majeure . Should either party be unable to perform any obligation required of it under this Agreement, other than the payment of money, because of any cause beyond its control (including, but not limited to war, insurrection, riot, civil commotion, shortages, strikes, lockout, fire, earthquake, calamity, windstorm, flood, material shortages, failure of any suppliers, freight handlers, transportation vendors or like activities, or any other force majeure), then such party’s performance of any such obligation shall be suspended for such period as the party is unable to perform such obligation.

IN WITNESS WHEREOF, the parties hereto have executed this Service Agreement on the date first written above.

Rangeview:  RANGEVIEW METROPOLITAN DISTRICT, acting by and through its water enterprise

By:  /s/ Mark Harding                                                  Attest By: /s/ Scott Lehman
             Mark Harding, President                                                       Scott Lehman, Secretary

STATE OF COLORADO     )
                                              ) ss.
COUNTY OF ARAPAHOE )

The foregoing instrument was acknowledged before me this 16th day of June 2017, by Mark Harding as President, and Scott Lehman as Secretary of RANGEVIEW METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the state of Colorado.

Witness my hand and official seal.

My commission expires: November 17, 2020

/s/ James D. Ewing
              Notary

Service Provider: PURE CYCLE CORPORATION, a Colorado corporation

  By:  /s/ Mark Harding
Mark Harding, President

STATE OF COLORADO     )
                                              ) ss.
COUNTY OF ARAPAHOE )

The foregoing instrument was acknowledged before me this 16th day of June 2017, by Mark Harding as President of Pure Cycle Corporation, a Colorado corporation.

Witness my hand and official seal.

My commission expires: November 17, 2020

/s/ James D. Ewing
              Notary

Exhibit A
Schedule of Services
(as of June 16, 2017)

1.
Service Area – Elbert County/Wild Pointe Ranch

a.
Terms of Service:

Water Service Agreement by and between Rangeview Metropolitan District, acting by and through its Water Activity Enterprise, and Elbert & Highway 86 Commercial Metropolitan District, acting by and through its Wild Pointe Water Activity Enterprise, effective as of December 15, 2016 (the “Wild Pointe Service Agreement”).

b.
Additional Consideration:

Service Provider paid Rangeview $1,600,000 in cash in exchange for the exclusive right to provide water services to customers in Wild Pointe Ranch in accordance with the Wild Pointe Service Agreement.

c.
Exceptions to 8.2:

None

2.
Service Area – Sky Ranch Development

a.
Terms of Service:

Water and Wastewater Service Agreement for the Sky Ranch Development by and between Rangeview Metropolitan District, acting by and through its Water Activity Enterprise, and PCY Holdings, LLC, dated June 16, 2017 regarding the Sky Ranch Development.

b.
Additional Consideration:

None

c.
Exceptions to 8.2:

None

A-1